Exhibit 10.72

POLICY NUMBER: 405-90-74

A Member Company of American International Group, Inc.	AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY A Capital Stock Insurance Company 70 Pine Street New York, NY 10270

NEW YORK NOTICE:

THIS INSURANCE POLICY IS WRITTEN BY AN INSURER NOT LICENSED BY THE STATE OF NEW YORK, NOT SUBJECT TO ITS SUPERVISION, AND NOT PROTECTED, IN THE EVENT OF THE INSOLVENCY OF THE INSURER, BY THE NEW YORK STATE SECURITY FUNDS.  THE POLICY MAY NOT BE SUBJECT TO ALL OF THE REGULATIONS OF THE INSURANCE DEPARTMENT PERTAINING TO POLICY FORMS.

CALIFORNIA NOTICE:

1.  THE INSURANCE POLICY THAT YOU HAVE PURCHASED IS BEING ISSUED BY AN INSURER THAT IS NOT LICENSED IN THE STATE OF CALIFORNIA.  THESE INSURERS ARE CALLED “NON-ADMITTED” OR “SURPLUS LINE” INSURERS.

2.  THE INSURER IS NOT SUBJECT TO THE FINANCIAL SOLVENCY REGULATION AND ENFORCEMENT WHICH APPLIES TO CALIFORNIA LICENSED INSURERS.

3.  THE INSURER DOES NOT PARTICIPATE IN ANY OF THE INSURANCE GUARANTEE FUNDS CREATED BY CALIFORNIA LAW.  THEREFORE, THESE FUNDS WILL NOT PAY YOUR CLAIMS OR PROTECT YOUR ASSETS IF THE INSURER BECOMES INSOLVENT AND IS UNABLE TO MAKE PAYMENTS AS PROMISED.

4.  CALIFORNIA MAINTAINS A LIST OF ELIGIBLE SURPLUS LINE INSURERS APPROVED BY THE INSURANCE COMMISSIONER.  ASK YOUR AGENT OR BROKER IF THE INSURER IS ON THAT LIST.

5.  FOR ADDITIONAL INFORMATION ABOUT THE INSURER YOU SHOULD ASK QUESTIONS OF YOUR INSURANCE AGENT, BROKER, OR “SURPLUS LINE” BROKER OR CONTACT THE CALIFORNIA DEPARTMENT OF INSURANCE AT THE FOLLOWING TOLL-FREE NUMBER: 800-927-4357.

SPECIFIC LITIGATION PROTECTION AGREEMENT

DECLARATIONS

ITEM 1.	NAMED CORPORATION:	Liberate Technologies

	MAILING ADDRESS:	2 Circle Star Way San Carlos, CA 94070 Attn.: General Counsel

	STATE OF INCORPORATION OF THE NAMED CORPORATION:	Delaware

ITEM 2.	POLICY PERIOD:	Effective Date: August 29, 2003, unless Premium remains unpaid on that date

Expiration Date: Upon Settlement or Final Adjudication of all Actions

ITEM 3.	RETENTION:	See Clause 5

ITEM 4.	LIMIT OF LIABILITY:	See Clause 5

ITEM 5.	PREMIUM:	See Clause 4

ITEM 6.	NAME AND ADDRESS OF INSURER (“Insurer”):
(This Agreement is issued only by the insurance company indicated below.)

American International Specialty Lines Insurance Company
c/o Loss Mitigation Unit 175 Water Street, 10th Floor New York, New York 10038

IN WITNESS WHEREOF, the Insurer has caused this Agreement to be signed on the Declarations Page, by a duly authorized representative of the Insurer.

John A. Rudolf
AUTHORIZED REPRESENTATIVE

SPECIFIC LITIGATION PROTECTION AGREEMENT

This Specific Litigation Protection Agreement (“Agreement”) (all other capitalized terms are as defined hereafter or in the Declarations) is made and entered into as of the date of execution of this Agreement by the Insurer.

WHEREAS, the Insureds desire to protect themselves against certain possible Loss that may result from Defense Costs, Settlement, or Final Adjudication of the Actions.

NOW, THEREFORE, in consideration of the insurance coverage set forth in Clause 1 and the other terms and provisions of this Agreement, including but not limited to the payment of Premium required by Clause 4, and in reliance on the Representations and Warranty and Covenant made in Clause 9, the Insureds and the Insurer agree as follows:

1.                                      INSURING AGREEMENT

The Insurer shall pay on behalf of the Insureds all Loss.

2.                                      DEFINITIONS

a)                                      “Actions” shall mean the Existing Actions and any Additional Actions, provided that under no circumstances shall any Uncovered Regulatory Matter be within the definition of Actions.  Except as set forth above, no other civil or governmental complaint, inquiry or proceeding or any other allegations, claims, demands, causes of action or charges of wrongdoing brought by any person against the Insureds shall be within the definition of Actions.

b)                                     “Additional Actions” shall mean (i) all related proceedings (including appeals and collateral proceedings) to, any amendment to, and any refiling of the Existing Actions and (ii) any newly-filed civil action, provided that such amendment, refiling or newly-filed action arises from substantially the same facts and circumstances as those alleged in the Existing Actions at the Effective Date.  The Named Corporation shall give prompt notice pursuant to Clause 12 of any Additional Action.

c)                                      “Appeal Bond” shall mean any bond or similar security (including but not limited to appeal bonds and attachment bonds) required to stay or delay the execution of any judgment for Loss pending appeal.  The Insurer shall make a good faith effort to obtain an Appeal Bond if such a judgment is rendered and an appeal is intended, provided that the Insurer shall be under no obligation to write a bond itself or to obtain a bond from its parents, affiliates or subsidiaries, and provided, further, that for any given appeal if the Named Corporation cannot using reasonable diligence obtain an Appeal Bond and the Insurer elects not to write such a bond, the Insureds shall not be required to pursue such an appeal.  If the Insurer or any of its affiliates elects to write any Appeal Bond, the reasonable market cost of the Appeal Bond shall be deemed not to be Loss in relation to the Retention, and as such shall not diminish the Retention (unless the Named Corporation or an Underlying Insurer pays the Appeal Bond premium), but such cost shall be deemed Loss in relation to determining the available Limit of Liability, and as such shall diminish the available Limit of Liability dollar for dollar.

d)                                     “Control Events” shall mean any one or more of (i) a tender by the Underlying Insurers of any and all remaining Underlying Insurance, (ii) exhaustion of the Underlying Insurance by payment of loss, (iii) a written denial of all coverage by all Underlying Insurers; or (iv) a judgment declaring that the Underlying Insurers have no obligation to defend or indemnify the Insureds.

e)                                      “Defense Costs” shall mean all reasonable legal and expert fees, other costs (including premium and costs incurred by Insureds or Insurer in obtaining any Appeal Bond, subject to Clause 2(b) herein), and court costs that (i) result solely from the investigation, adjustment, defense, and appeal of the Actions, (ii) are payable by the Insureds and (iii) are incurred after the Effective Date.  Defense Costs shall not include (x) amounts otherwise meeting the requirements of this definition which are incurred (whether or not billed) after the Expiration Date other than as reasonably necessary to administer a Settlement or implement a Final Adjudication or (y) salaries, other compensation and other expenses of Insureds.

f)                                        “Draft SEC Filings” shall mean the drafts of SEC filings provided by the Named Corporation to the Insurer on August 25, 2003 that correspond with certain Forthcoming SEC Filings.

g)                                     “Exhaustion Event” shall mean any one or more of (i) a tender by the Insurer of the Limit of Liability, (ii) exhaustion of the Limit of Liability by payment of Loss, (iii) a written denial of all coverage by the Insurer, (iv) a final judgment declaring that the Insurer has no duty to the Insureds pursuant to this Agreement, (v) a release of the Insurer pursuant to the terms of this Agreement, whether at the Expiration Date or otherwise.

h)                                     “Existing Actions” shall mean In re Liberate Technologies Securities Litigation, Master File No.: C-02-5017 MJJ, USDC, Northern District of California, and the Existing Derivative Action, each as they exist on the Effective Date.

i)                                         “Existing Causes of Action” shall mean the causes of action alleged in the Existing Actions as of the Effective Date.

j)                                         “Existing Derivative Action” shall mean In re Liberate Technologies Derivative Litigation, Case No. CIV 426770, California Superior Court, County of San Mateo.

k)                                      “Final Adjudication” shall mean a final judgment in one or more of the Actions against an Insured, as a result of trial or other evidentiary adjudication (not the result of a Settlement), which is not or no longer subject to appeal or review or to further proceedings upon remand or to further appeal or review.

l)                                         “Forthcoming SEC Filings” shall mean the SEC filings to be made by the Named

Corporation amending certain earlier filings, namely the Reports on Form 10-Q/A for the periods September 1 - November 30, 2001 and December 1, 2001 through February 28, 2002, a Report on Form 10-K/A for the fiscal year ending May 31, 2002, and a Report on Form 10-Q for the period June 1 - August 31, 2002.

m)                                   “Individual Insureds” shall mean any of the past, present or future directors, officers or employees of the Named Corporation or its affiliates who are or may be named as defendants in the Actions.

n)                                     “Insureds” shall mean the Named Corporation or its affiliates and the Individual Insureds.  If any of the Actions includes a claim against: (i) the lawful spouse or other legally recognized domestic partner of any Individual Insured; (ii) a property interest of such spouse or domestic partner or (iii) the estates, heirs, or legal representatives of any deceased Individual Insureds, and the legal representatives of any Individual Insured, in the event of incompetency, insolvency or bankruptcy, is named in any one or more of the Actions, and the claim pursuant to (i), (ii) or (iii) arises from substantially the same facts and circumstances as those alleged in the Existing Actions at the Effective Date, then that spouse, legally recognized domestic partner, or legal representative shall be an Insured in connection with that Action.  Donald Fitzpatrick shall be deemed to not be an Insured regardless of whether he would otherwise be defined as an Insured pursuant Clause 2(m) or 2(n) hereof. For purposes of clarification, although Donald Fitzpatrick shall be deemed not to be an Insured, such exclusion is intended to exclude Loss that may be incurred by Donald Fitzpatrick in his individual capacity, and is not intended to exclude Loss incurred by any Insured as a result of acts or circumstances involving Donald Fitzpatrick (for example Loss incurred by the Named Corporation attributable to the actions of Donald Fitzpatrick while he was an employee of the Named Corporation).

o)                                     “Loss” shall mean any and all amounts of Settlements or Final Adjudications (including compensatory damages, multiplied, exemplary or punitive damages) plus Defense Costs and plaintiff’s counsel fees, the latter as and to the extent approved by or awarded by a court.  Notwithstanding the foregoing, Loss in connection with any shareholder derivative actions, including but not limited to the Existing Derivative Action, shall be comprised solely of amounts of the same type as those covered as loss by the Underlying Insurance including but not limited to Defense Costs and plaintiff’s counsel fees, the latter as and to the extent approved by or awarded by a court.  For the avoidance of confusion, no amounts of loss of any kind incurred by Insureds in connection with Uncovered Regulatory Matters shall be within the definition of Loss.

The amount of Loss for Settlements or Final Adjudications in Actions which allege New Causes of Action shall not include any portion of such Settlement or Final Adjudication attributable to any of the New Causes of Action supporting claimed damages that create a materially greater exposure to Loss (such as RICO or other theoretical New Causes of Action that would create exposure to multiple damages, or New Causes of Action that would create materially greater exposure to punitive damages, or New Causes of Action that would create materially greater exposure to damages because they make available to the claimant types of damages not available in the Existing Causes of Action or make relevant facts to support such types of damages) than the damages claimed under the Existing Causes of Action.  The Named Corporation and the

Insurer agree to use their best efforts to determine a fair and proper allocation of the amounts of a Settlement or Final Adjudication which are and are not Loss pursuant to the immediately preceding sentence, taking into account all relevant circumstances, including but not limited to the respective measures of damages for Existing Causes of Action and New Causes of Action and the circumstances of the Actions or of Settlement discussions that created the amount to be allocated.  If an allocation cannot be agreed upon, then, pursuant to the terms and conditions of this Agreement, the Insurer shall advance the amount of the Settlement or Final Adjudication that the Insurer deems fair and proper until a different amount shall be agreed upon or determined pursuant to the provisions of this Agreement and applicable law.

Amounts arising from the claim made against an Insured spouse, domestic partner or legal representative of an Individual Insured or the property of such Insured spouse, domestic partner, estate, heir or legal representative if such Loss arises from a claim of any actual or alleged act, error or omission of such Insured spouse, domestic partner or legal representative, rather than from an act, error, or omission of the Individual Insured, shall not be within the definition of Loss.

p)                                     “New Causes of Action” shall mean any causes of action alleged in any of the Actions that are not Existing Causes of Action.

q)                                     “Settlement” shall mean any voluntary judgment or dismissal of one or more of the Actions that is the product of stipulation or agreement to settle, enter judgment in, voluntarily dismiss, or otherwise finally resolve such Actions, with prejudice and release of all liabilities associated with such Actions (unless otherwise agreed by the Named Corporation and the Insurer), which Settlement is not or no longer subject to appeal or review or to further proceedings or to further appeal or review.

r)                                        “Settlement Proposal” shall mean a proposal to settle one or more of the Actions made by or on behalf of plaintiff which is either in writing or, if not in writing, is a proposal sufficiently definite to serve as a starting point for negotiation of full terms of a Settlement.

s)                                      “Underlying Insurance” shall mean the following: Lloyd’s, policy no. 823/FZ0201781 (effective 8/26/02 – 8/26/03), Federal Insurance Company, policy no. 8166-5731 (effective 8/26/02 – 8/26/03), and National Union Fire Insurance Company of Pittsburgh, Pa., policy no. 569-63-94 (effective 8/26/02 – 8/26/03). None of the terms of this Agreement, including but not limited to the definition of the extent and components of Loss, shall in any way affect the terms and provisions of or any positions taken or that may be taken in the future by either the Insureds or the Insurer in connection with the Underlying Policy.

t)                                        “Underlying Insurers” shall mean the issuers of the Underlying Insurance.

u)                                     “Uncovered Regulatory Matters” shall mean any civil or governmental complaint, inquiry or proceeding or any other allegations, claims, demands, causes of action or charges of wrongdoing brought by the SEC, any state securities or financial regulatory body, or any other governmental or quasi-governmental entity against one or more Insureds.

v)                                     “Underwriting Fee” shall mean the thirty five thousand dollar ($35,000) fee paid by the Named Corporation to the Insurer in connection with the Insurer’s due diligence review of the Action.

3.                                      LOSS SETTLEMENT TERMS AND CONDITIONS

a.)                                   At all times before the occurrence of a Control Event, the Insurer shall have the right to (i) associate in the defense and settlement of the Actions, including but not limited to association in matters of strategy and tactics of litigation and settlements, (ii) receive such information and cooperation as the Insurer may reasonably require and (iii) consent or refuse to consent, in its sole discretion, to any Settlement Proposal which, if implemented, would require a payment of Loss by the Insurer.  Although Donald Fitzpatrick is not an Insured hereunder and therefore no Loss is payable on his behalf, the Insurer may not withhold consent to a Settlement on the grounds that the release in such a Settlement may extend to Donald Fitzpatrick, and will not argue that such a release supports allocating a portion of otherwise covered Loss to Donald Fitzpatrick.

b.)                                  Upon occurrence of a Control Event and until occurrence of an Exhaustion Event, the following terms and conditions shall apply:

(i)                                     The Insurer shall have the right to exercise full control over the defense of the Actions, including but not limited to strategy and tactics.  The Named Corporation will have the right to associate in the defense of the Actions by the Insurer.  The Insureds shall give effect to the Insurer’s rights to fully control the defense of the Actions, including by provision of such information and cooperation as the Insurer may reasonably require and by the Named Corporation using its best efforts to cause other Insureds to afford the Insurer its rights hereunder.

(ii)                                  The Insurer will have the right to fully, exclusively and directly (at the Insurer’s sole discretion) control the discussion, negotiation and terms of all Settlements, provided that the Insurer shall consider any Settlement as though the Insurer alone bears the entire risk of loss.  The Named Corporation shall have the right to associate in connection with Settlements.

(iii)                               The Insureds shall consent to any and all Settlement Proposals that the Insurer, in its sole discretion, chooses to recommend.  The sole remedy if any Insured unreasonably withholds or delays its consent to such a Settlement Proposal, and Loss payable ultimately exceeds the amount that would have been payable as the result of the Insureds agreeing to the Settlement Proposal, will be that the Insurer shall not be liable for payment of any amounts of Loss in excess of the amount that would have been incurred as the result of agreement to the terms of that Settlement Proposal.  The Insurer may recommend multiple Settlement Proposals during the course of any one or a group of Actions.

(iv)                              The Insureds and the Insurer, as the case may be, shall each promptly notify the other of any Settlement discussions. The Insured shall have no right to make any representations to any person regarding possible terms or parameters of a Settlement, without the prior consent, which may be sought and given orally, of the Insurer, in its sole discretion. Any discussions regarding Settlement that any Insured has with the plaintiffs, or any person representing the plaintiffs, in the Actions may be undertaken only with the prior consent, which may be sought and given orally, of the Insurer, in its sole discretion.

(v)                                 Notwithstanding the foregoing, for all Settlements, the Named Corporation shall have the right to consent or reasonably withhold consent to any terms that are non-monetary and can be satisfied only by future performance or forbearance to perform by the Insured.  Notice to the Insurer of any decision to consent or not to consent to any non-monetary terms shall not be unreasonably delayed.  If the Named Corporation unreasonably withholds or delays consent to any non-monetary terms of a Settlement, and Loss payable ultimately exceeds the amount that would have been payable as the result of the Insureds agreeing to the Settlement Proposal, then the Insurer shall not be liable for payment of any amounts of Loss in excess of the amount that would have been incurred as the result of agreement to that Settlement Proposal.

c.)                                   Upon payment of Loss by the Insurer related to any Settlement or Final Adjudication of one or more (but not all) Actions, the Named Corporation, on behalf of all of the Insureds, shall provide the Insurer with a full release and indemnity (the latter against only all claims made by any Insureds or by the non-Insured Donald Fitzpatrick) (“Claim Release”), reasonably satisfactory in form and substance to the Insurer, against any and all further obligation under the Agreement in relation to the subject Actions.  Upon payment of Loss by the Insurer in relation to Settlement or Final Adjudication of all Actions, the Named Corporation, on behalf of all of the Insureds, shall provide the Insurer with a full release and indemnity (the latter against only all claims made by any Insureds or by the non-Insured Donald Fitzpatrick, such claims the Named Corporation shall have the right to control the defense of) (“Policy Release”), reasonably satisfactory in form and substance to the Insurer, against any and all further obligation under the Agreement.

d.)                                  All amounts of Loss that become payable according to the terms and provisions of this Agreement that are incurred before the Expiration Date shall be payable in due course by the Insurer, including amounts of Defense Costs incurred before but billed after the Expiration Date.

e.)                                   At any time during the Policy Period, at the sole discretion of the Named Corporation, or at the Expiration Date of this Agreement, upon Notice pursuant to Clause 12 to the Insurer, the Named Corporation may elect to commute this Agreement and receive a final Loss payment in commutation as follows:

A minimum of thirteen million five hundred thousand dollars ($13,500,000) shall be retained by the Insurer irrespective of Loss paid under the Agreement; and

If the amount of Loss paid is less than four million four hundred thousand dollars ($4,400,000), then the Insurer shall pay four million four hundred thousand dollars ($4,400,000), less the amount of Loss paid, to the Named Corporation in exchange for a Policy Release as described in Clause 3(c).

f.)                                     The Insureds and the Insurer (in this paragraph, with the Insureds, collectively, the “Parties”) agree to maintain the confidentiality of the negotiation, issuance, existence, and terms and provisions of the coverage afforded by this Agreement (“Confidential Information”), to the extent such information has not become public through no breach of this Agreement and to the extent permitted by law, including but not limited to disclosure regulations promulgated by the SEC, and except to the extent disclosure hereof is necessary to enforce the provisions hereof.  The Insurer hereby consents to the proposed disclosures described in or attached as Exhibit A to this Agreement.  The Parties shall not, and shall use all reasonable efforts to cause any of their advisors, investment bankers, actual or potential lenders or investors, representatives, brokers, legal counsel, agents or potential parties to a material sale, merger or acquisition with the Named Corporation (“Representatives”) not to, issue any press release or make any statements or otherwise disclose any information relating to any Confidential Information, including disclosures relating to the settlement or compromise of the Actions, to any person, including but not limited to plaintiffs in the Actions, without the prior written consent of the Insurer, in the case of proposed disclosure by the Insureds, and the Named Corporation, in the case of proposed disclosure by the Insurer.  The Parties may disclose Confidential Information to Representatives, accountants and auditors if and only to the extent necessary for those persons to provide their respective services to the Parties, provided that all such disclosures (except those that in the opinion of the respective Party’s legal counsel are subject to some privilege or immunity from disclosure) be made under terms of confidentiality at least as restrictive as those in this paragraph.  The Parties will be responsible for any violation of this provision by their respective Representatives, whether such violation occurs during or after the conclusion of the Representatives’ relationship with their respective principals.  In the event that any Party receives notice of an actual or potential legal process or proceeding the consequence of which may be the creation or enforcement of a legal requirement that either of the Parties (or any of their Representatives) disclose any Confidential Material, the Party on notice of such an attempt to compel disclosure shall promptly notify the other Party hereto so that the other Party may take all steps that they deem advisable to protect the confidentiality agreed to herein.  These confidentiality provisions shall continue in full force and effect after the Expiration Date of this Agreement until the earlier of when altered or released in writing by the Parties or one (1) year after the Expiration Date.

4.                                      PREMIUM

a.)                                   The Premium shall be seventeen million nine hundred thousand dollars ($17,900,000) and shall be considered fully-earned upon receipt and non-refundable, except as provided in Clause 9.  The Insureds shall be responsible for any and all surplus lines taxes and stamping fees that may be applicable.

b.)                                  Premium shall be due and payable in full (less the amount of the Underwriting Fee previously paid) on or before the Effective Date.  All payments by the Insureds under this Agreement shall be made to:

Bank Name:	Chase Manhattan Bank
Located at:	460 Bergen Boulevard, Palisades Park, NJ 07650
ABA #:	021-000-021
Phone #:	(201) 947-2372
Account name:	American International Specialty Lines Ins. Co.
Account #:	6019-005062

c.)                                   In no event shall coverage incept prior to payment of the full Premium.  The failure to pay any Premium as provided by this Clause 4 shall cause the coverage to be deemed void ab initio.

d.)                                  This Agreement and the insurance hereunder shall be deemed void ab initio (from the beginning) if the Insurer does not receive the full Premium within the stated timeframes described above.  Under the same condition as in the previous sentence, the Insurer may rescind or cancel this Agreement, and the Insurer shall be relieved of any obligation under this Agreement, if applicable law would cause the Agreement not to be deemed void ab initio.

5.                                      LIMIT OF LIABILITY AND RETENTION

The Limit of Liability is one hundred million dollars ($100,000,000) IN THE AGGREGATE.  In no event shall the Named Corporation place insurance coverage (in connection with the Action) excess of the Limit of Liability provided by this Agreement without the written consent of the Insurer, which shall not be unreasonably withheld.

The Retention shall be twenty million dollars ($20,000,000), and shall be depleted by (i) payments by the Insureds or the Underlying Insurers of amounts that would be Loss hereunder  (ii) payments by the Named Corporation (but only those payments that (a) are legally required to be made or (b) are made pursuant to the retention or coinsurance terms of the Underlying Insurance) or Underlying Insurers of amounts of defense costs (as defined in the Underlying Insurance) in connection with Uncovered Regulatory Matters, and (iii) payments by the Named Corporation (but only those payments that (a) are legally required to be made or (b) are made pursuant to the retention or coinsurance terms of the Underlying Insurance) or the Underlying Insurers of amounts of loss attributable to coverage for Donald Fitzpatrick.  No other amounts, including but not limited to fines, penalties or payments to cover cost of prosecution (whether imposed by civil or criminal authorities, on behalf of such authorities or for costs or fees of agents, surrogates, or designates of those authorities) incurred by Insureds in connection with Uncovered Regulatory Matters, shall deplete the Retention.  The Retention must be paid without diminution by bankruptcy or otherwise before the Insurer has any obligation to pay Loss.  The Retention shall include the Underlying Insurance.  In no event shall this Agreement drop down to provide coverage, in place of the Underlying Insurance or otherwise, for any amount within the Retention.  The Named Corporation may not insure any portion of the Retention other than that insured by the Underlying Insurance.

6.                                      SUBROGATION/TREATMENT OF RECOVERED AMOUNTS

At the request of the Insurer, the Insureds shall: (i) assign to the Insurer all of their respective rights of recovery against any other person or entity (other than one of the Insureds) for loss arising out of the Action and (ii) execute all papers required and do everything that may be reasonably necessary to secure such rights, including but not limited to the execution of such documents necessary to enable the Insurer to effectively bring suit in the name of Insureds.  If assignment of any particular right of recovery is not permissible under applicable law, then Insureds shall agree instead to allow the Insurer to control the assertion and pursuit of any such claim, and the proceeds from any such claim shall be for the benefit of the Insurer to defray Loss paid or incurred.  Any recovery made by the Insurer shall be applied against Loss, and any remainder after such application shall be paid over to the Named Corporation at the later of (x) the Expiration Date or (y) the date any such recovery is made by the Insurer, provided that if the Loss is greater than the Limit of Liability plus Retention, the recovery shall first be paid over to the Named Corporation up to amount the Named Corporation has paid in excess of the Limit of Liability plus Retention, and any remainder after such payment to the Named Corporation shall be handled as set forth in this Clause.

The amount of any recovery made by the Insureds arising out of the facts alleged in the Action shall reduce the Insurer’s obligation to pay Loss under this Agreement.  All pursuit of subrogation by the Insurer shall be at the Insurer’s sole cost and expense.  In no event shall the Insurer exercise any subrogation rights against an Insured.

7.                                      ASSIGNMENT/NO THIRD PARTY BENEFICIARIES/CHANGE OF CONTROL

Neither this Agreement nor any of the rights or obligations hereunder are assignable by either party hereto without the prior written consent of the other party hereto, except as may be required to implement any transaction described in the next paragraph of this Clause.  The rights hereunder shall inure only to the benefit of the Insureds (and their successors by operation of law) and the Insurer, and no other person or entity shall be deemed a beneficiary thereof, except as may be required to implement any transaction described in the next paragraph of this Clause.

The Insurer must be given Notice (pursuant to Clause 13 of this Agreement) as early as reasonably practicable of the Named Corporation’s intent to enter into transaction in which the Named Corporation would consolidate with, merge into, or sell all or substantially all of its assets to any other person or entity or group of persons or entities acting in concert (“Acquiror”) or in which any person or entity or group of persons or entities acting in concert (“Control Person”) acquires owning interests representing more than 25% of the voting, appointment or designation power for the selection of a majority of the Board of Directors of the Named Corporation or gains the right, pursuant to written contract or the by-laws, charter, operating agreement or similar documents, to elect, appoint or designate a majority of the Board of Directors of the Named Corporation. The Named Corporation shall promptly provide the Insurer with such information as it may reasonably request regarding the transaction.  The Insurer will then give Notice to the Named Corporation that it either has no concerns regarding the transaction or of any concerns that it may have in connection with the proposed transaction, and the Named Corporation agrees to reasonably consider the Insurer’s stated concerns and consult with the Insurer on possible means to ameliorate such concerns prior to agreeing to the transaction.  If the Insurer either has no concerns or the Named Corporation has given due consideration and consulted with the Insurer under the immediately-preceding sentence, then any and all rights of the Named Corporation under this Agreement may be transferred to the Acquiror or Control Person, who shall then also be deemed to have accepted all obligations of the Named Corporation under this Agreement.

8.                                      NON-CANCELLATION

The Agreement shall be non-cancelable, except by the Insurer as provided in the limited circumstances in Clause 4 and Clause 9.

9.                                      REPRESENTATION AND WARRANTY/COVENANT

As of the Effective Date, the Named Corporation represents and warrants, to the best of the knowledge and belief of its officers, as to the accuracy of the Forthcoming SEC Filings and all factual information set forth in the provisions of the reports prepared by Latham & Watkins for the Audit Committee of the Board of Directors of the Named Corporation (including “Overview of Transactions Being Restated,” “Selected Additional Transactions Reviewed But Not Restated,” “Corrective Measures and Internal Controls,” and “Supplemental Report of the Audit Committee of the Board of Directors of Liberate Technologies”), and covenants that the Forthcoming SEC Filings will not be materially different from the Draft SEC Filings.

If the representations and warranty or covenant are breached in any respect that is material to the defense and settlement of the Actions, the Insurer may deem the Agreement void ab initio, provided that if the first clause of this sentence is ineffective for any reason the Insurer may rescind or cancel the Agreement.  In the event the Agreement is void, rescinded or canceled, the Insurer shall be relieved of any obligation hereunder and the Named Corporation shall be entitled to payment by the Insurer of the full amount of the Premium less any Loss paid less the amount of the Underwriting Fee and less one hundred thousand dollars ($100,000) for each month or part of a month elapsed for the first year after the Effective Date and fifty thousand dollars ($50,000) for each month or part of a month elapsed thereafter from the Effective Date until discovery of the breach, up to a maximum of two million five hundred thousand dollars ($2,500,000).

10.                               DISPUTE RESOLUTION

All disputes or differences which may arise under or in connection with the Agreement, including any determination of the amount of Loss or the performance, non-performance or sufficiency of performance of any obligation hereunder, may be submitted to a court of general jurisdiction as provided in this Clause, provided that the parties will first submit any dispute to non-binding mediation administered by the American Arbitration Association, in which the Insurer and any such Insured shall make a reasonable effort to settle the dispute by mediation under or in accordance with its then-prevailing Commercial Mediation Rules.  In mediation, the mediator shall have knowledge of the legal, corporate management, or insurance issues relevant to the matters in dispute.  Either party shall have the right to commence a judicial proceeding after mediation provided that no such judicial proceeding shall be commenced until the mediation shall have been terminated and at least sixty (60) days shall have elapsed from the date of the termination of the mediation.  In all events, each party shall share equally the expenses of the mediation.  The mediation may be commenced in Chicago, Illinois; Denver, Colorado; or Wilmington, DE.

In any judicial proceeding to resolve a dispute between the Insurer and the Insured, the parties agree that the proceeding will be exclusively venued in Wilmington, DE, that the parties hereby consent to in personam jurisdiction only in Wilmington, DE, and that the substantive internal laws of the state of Delaware shall govern the construction and interpretation of the provisions of the Agreement without giving effect to the principles of conflict of laws thereof.  The Named Corporation and the Insurer acknowledge that this Agreement is a fully-negotiated manuscript contract entered into at the election of the Insureds to specifically address the risk from the Action.  As such, the Named Corporation acknowledges that, had it chosen to do so, it could have negotiated to further limit the Insurer’s right to settle (or not), for additional limits of liability, or for other terms to limit or tailor the Insurer’s rights to the needs of the Insured, or that it could have chosen not to purchase insurance at all for the risk from the Action, and the Insurer acknowledges that the Insurer has elected to enter into this Agreement to obtain the payment of premium in exchange for addressing certain risks from the Action as set forth in this Agreement, and that had the Insurer chosen to do so it could have negotiated to further limit the coverage or Limit of Liability provided by this Agreement, or for other terms to limit or tailor the Insurer’s rights to its requirements, and that it could have chosen not to provide insurance to the Named Corporation.  Accordingly, the Named Corporation and the Insurer agree that the terms, conditions, provisions and exclusions of the Agreement are to be construed in an evenhanded fashion as between the parties, including without limitation, where the language of the Agreement is alleged to be ambiguous or otherwise unclear, the issue shall be resolved in the matter most consistent with the relevant terms, conditions, provisions or exclusions of the Agreement (without regard to the authorship of the language or the doctrine of reasonable expectation of the parties and without any presumption or arbitrary interpretation or construction in favor of either party or parties) and in accordance with the intent of the parties.

11.                               COVENANTS OF INSURER RELATED TO THE CONDUCT, CAUSES OF ACTION AND DAMAGES ALLEGED IN THE ACTION

It is expressly understood that the purpose of this Agreement is to provide coverage, subject to all other applicable terms and conditions of the Agreement, for all Loss arising out of all the claims alleged in the Actions, including but not limited to claims for willful acts, intentional acts, punitive damages, exemplary damages, and/or multiplied damages.  In this regard, the Insurer expressly covenants the following:

a.)                                   The Insurer will not disclaim or deny coverage under this Agreement upon a contention that claims for willful acts, intentional acts, punitive damages, exemplary damages, and/or multiplied damages are not insurable under the laws of any state or as a matter of public policy or otherwise are prohibited by law;

b.)                                  The Insurer will not file or maintain any action or proceeding seeking to determine, disclaim, or deny coverage under the Agreement on the grounds that claims for willful acts, intentional acts, punitive damages, exemplary damages, and/or multiplied damages are not insurable under the law or as a matter of public policy or otherwise are prohibited by law; and

c.)                                   The Insurer will take no action inconsistent with affording coverage under the Agreement, subject to all other applicable terms and conditions of the Agreement, for all the claims alleged in the Action for willful acts, intentional acts, punitive damages, exemplary damages, and/or multiplied damages.

d.)                                  As provided in Clause 10, in relation to any dispute regarding the insurability of willful acts, intentional acts, punitive damages, exemplary damages, and/or multiplied damages, the internal laws of the State of Delaware, without reference to any choice of law rules, shall apply; provided that, in the event that such laws are changed or construed so as to prohibit or materially limit the insurability of such willful acts, intentional acts, punitive damages, exemplary damages, fines, penalties, and/or multiplied damages, any jurisdiction of the Named Corporation’s choice which allows such shall apply to determine the issues of insurability, provided that such jurisdiction has a reasonable relationship to the Insureds, the Insurer, the claim in which such damages are awarded, or this Agreement, including, without limitation, the jurisdiction where:

i.)                                      any Insured resides, is incorporated, has its principal place of business, or transacts business, or

ii.)                                   the Insurer is incorporated, has its principal place of business or transacts business, or

iii.)                                such damages are awarded, or

iv.)                               the wrongful acts, willful acts, or other facts and circumstances underlying the claim occurred, or

v.)                                  this Agreement was negotiated, agreed upon, issued, made, delivered or performed.

12.                               WAIVERS

In connection with any claim made under the Agreement (and except as set forth in the following paragraph), the Insureds expressly waive any and all claims (or as applicable, portions thereof)

against the Insurer that might expose the Insurer to liability in addition to or instead of the obligations specifically set forth in the Agreement, including but not limited to the Loss Settlement Terms and Conditions and Limit of Liability, whether such claim sounds in tort or contract or is based on statute or regulation, for violation of any covenant or duty of good faith and fair dealing or any unfair trade or claims practices or any other type of claim, based on common law, statute or regulation. Nothing in this paragraph shall be deemed to limit or otherwise modify the power of the Insureds or the Insurer to enforce the express contractual obligations, as defined in the Agreement, of the other party hereunder.

In connection with any dispute over whether a Settlement Proposal requiring payment of Loss equal to or greater than $75,000,000 should be, or should have been, consented to by the Insurer pursuant to Clause 3(b), and not under any other circumstances, the Insurer agrees that in any action or proceeding commenced to enforce its obligations hereunder (including those set forth in Clause 3(b)), the Insurer may be held liable for any damages in a maximum amount of $25,000,000 (in the aggregate for the Agreement, not per Settlement Proposal question) greater than the amount of Loss it would have been obligated to pay.  Thus, solely by way of example, if the Insurer refuses to consent to a Settlement Proposal requiring payment of Loss in the amount of $85,000,000, and following Final Adjudication or Settlement the Loss exceeds the Limit of Liability by $40,000,000, the Insurer may be held liable (in addition to the Limit of Liability) for $10,000,000 of such $40,000,000.

Notwithstanding the foregoing, the Insureds waive any rights they may have to obtain punitive damages, exemplary damages, and/or multiplied damages in Excess of the Limit of Liability against the insurer in any action or proceeding in connection with this Agreement

13.                               NOTICES

All notices under this Agreement shall be in writing and delivered by hand, sent by overnight courier or sent by telecopier to the following persons:

For the Insurer:

President

Loss Mitigation Unit

175 Water Street, 10th Floor

New York, New York 10038

Tel:                            212.458.1484

Fax:                         212.458.2300

With a copy to:

Kenneth D. Sagat

D’Amato & Lynch

70 Pine Street

New York, New York 10270

Tel:                            212.269.0927

Fax:                         212.269-3559

For the Insureds:

General Counsel

Liberate Technologies

(as set forth in Item 1 of the Declarations)

Tel:                            650.701.4000

Fax:                           650.701.5495

With a copy to:

Ken King

Skadden, Arps, Slate, Meagher & Flom

Tel:                            650.470.4500

Fax:                           650. 470.4570

14.                               MISCELLANEOUS

The descriptions in the headings of this Agreement are solely for convenience, and form no part of the terms and conditions of coverage.  This Agreement is the entire agreement between the parties hereto with respect to its subject matter, and supersedes any prior oral or written communications between those parties, including without limitation any term sheet or binder agreement.  This Agreement may only be amended or the rights of the Insurer and Insureds modified in a written amendment signed by the Insurer and the Named Corporation.

15.                               AUTHORIZATION

The Insurer acknowledges that the Named Corporation is authorized to act on behalf of the other Insureds in relation to any performance required of or consent right given to the Insureds under this Agreement.

16.                               COUNTERPARTS AND FACSIMILE SIGNATURES

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.  Signatures by facsimile shall be acceptable proof of execution of this Agreement.

IN WITNESS WHEREOF, the Named Corporation, on behalf of the Insureds, and the Insurer have caused this Agreement to be signed by, in the case of the Named Corporation, its Chairman and Chief Executive Officer, and, in the case of the Insurer, its Authorized Representative.

Liberate Technologies

By:

Name:	David Lockwood

Title:	Chairman and Chief Executive Officer

Date:	September , 2003

American International Specialty Lines Insurance Company

By:

Name:	John A. Rudolf

Title:	Authorized Representative

Date:	September 2, 2003

EXHIBIT A

DISCLOSURES CONSENTED TO BY INSURER

Pursuant to the terms of the confidentiality provisions (clause 3(f)) of the attached Specific Litigation Protection Agreement (“Agreement”) and that July 9, 2003 Confidentiality Agreement executed by National Union Fire Insurance Company of Pittsburgh, Pa. and Liberate Technologies, in connection with Liberate Technologies’ Forthcoming SEC Filings, the Insured and the Insurer agree to the inclusion of the Agreement as an exhibit to one or more of such filings, and in connection with Liberate Technologies’ financial restatement announcement planned for the week of September 1, 2003, the Insureds and the Insurer agree to the public release or disclosure of the following specific language, and only such language, to describe the Agreement:

“On August 29, 2003, Liberate purchased a $100 million supplemental loss mitigation insurance policy from a AAA/A++ rated insurance carrier to cover damages that may arise from pending securities and derivative litigation related to Liberate’s restatement. This policy is in addition to Liberate’s existing policies that provide for up to $15 million of coverage. Liberate paid a $17.9 million premium for this policy, with a rebate of up to $4.4 million if an eventual settlement or judgment is less than specified amounts.”

Addenda to Liberate Technologies, Inc. policy No. 405-90-74 (Effective August 29,
2003)
POLICYHOLDER DISCLOSURE STATEMENT
UNDER
TERRORISM RISK INSURANCE ACT OF 2002

You are hereby notified that under the federal Terrorism Risk Insurance Act of 2002 (the “Act”) effective November 26, 2002, you now have a right to purchase insurance coverage for losses arising out of an Act of Terrorism, which is defined in the Act as an act certified by the Secretary of the Treasury (i) to be an act of terrorism, (ii) to be a violent act or an act that is dangerous to (A) human life; (B) property or (C) infrastructure, (iii) to have resulted in damage within the United States, or outside of the United States in case of an air carrier or vessel or the premises of a U.S. mission and (iv) to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion. You should read the Act  for a complete description of its coverage.  The Secretary’s decision to certify or not to certify an event as an Act of Terrorism and thus covered by this law is final and not subject to review.  There is a $100 billion dollar annual cap on all losses resulting from Acts of Terrorism above which no coverage will be provided under this policy and under the Act unless Congress makes some other determination.

For your information, coverage provided by this policy for losses caused by an Act of Terrorism may be partially reimbursed by the United States under a formula established by the Act.  Under this formula the United States pays 90% of terrorism losses covered by this law exceeding a statutorily established deductible that must be met by the insurer, and which deductible is based on a percentage of the insurer’s direct earned premiums for the year preceeding the Act of Terrorism.

Unless you sign this form and return it to us rejecting Terrorism Coverage under the Federal Act, you will be covered for Terrorism as defined in the Act and your premium for that coverage is $1.00.

☐ I hereby reject coverage in accordance with the Act.

Signature of Insured

Print Name/Title

Date